Workiva Inc. Strengthens its Transparent Reporting Leadership Position
with the Acquisition of ParsePort

Acquisition Strengthens Workiva’s XBRL Financial Disclosure Solutions
for ESEF and Statutory Reporting

AMES, Iowa (April 1, 2022) - Workiva Inc. (NYSE:WK), the company powering transparent reporting for a better world, announced today that it has acquired Denmark-based ParsePort. The acquisition strengthens Workiva’s leadership position in XBRL and Inline XBRL® financial disclosure in Europe, and complements Workiva’s cloud platform, which European organizations use for a variety of financial and nonfinancial reports, including annual reports with ESEF, ESG and statutory reporting.

ParsePort has been providing XBRL conversion software in Europe for more than a decade and is a leading solution provider for the ESEF financial reporting mandate. ParsePort solutions help authorities, banks, insurance companies, pension funds, auditors, publicly listed and smaller companies all over the world file XBRL reports in accordance with GAAP requirements and comply with XBRL mandates implemented by EBA, EIOPA, and ESMA. More than 800 organizations across Europe trust ParsePort’s simple, but elegant XBRL and Inline XBRL conversion solution to quickly and effectively convert their financial statements to ESEF disclosures.

“Workiva offers an end-to-end cloud platform that simplifies global organizations’ most complex reporting. With the acquisition of ParsePort, we have added a complementary XBRL conversion solution that will extend our market share in Europe for ESEF and statutory reporting,” said Workiva CEO Marty Vanderploeg. “We are pleased to welcome the ParsePort team and their in-depth market and technology knowledge as we power transparent reporting for a better world.”

The two founders of ParsePort, Michael Krog and Kim Eriksen, will continue to lead the company under the ParsePort name. “Aligning ParsePort with Workiva creates an incredible opportunity to set a new standard in digital reporting,” said Eriksen. “For ParsePort, raising our global profile with Workiva will extend our reach to even more organizations that need to make XBRL tagging as easy and simple as possible.”

“Many of our customers require more robust financial and non-financial reporting solutions,” said Krog. “Through Workiva, our customers will now have direct access to Workiva’s partner ecosystem and innovative connected reporting platform to solve their most complex business reporting challenges.”

In accordance with the terms and conditions of the transaction, Workiva acquired ParsePort for $100 million in cash. Workiva funded the transaction with existing cash on-hand. Additional details regarding the acquisition will be provided in conjunction with the company's first quarter earnings conference call on Tuesday, May 3, 2022.

About Workiva

Workiva Inc. (NYSE:WK) is on a mission to power transparent reporting for a better world. We build and deliver the world’s leading regulatory, financial and ESG reporting solutions to meet stakeholder demands for action, transparency, and disclosure of financial and non-financial data. Our cloud-based platform simplifies the most complex reporting and disclosure challenges by streamlining processes, connecting data and teams, and ensuring consistency. Learn more at workiva.com.

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Mike Rost                             Darcie Brossart
Workiva Inc.                            Workiva Inc.
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